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                                                                  Exhibit 4.6

Commerce Bank
Post Office Box 419248
Kansas City, Missouri 64141-6428
(816) 234-2000


May 12, 1999



Mr. Steven K. Fitzwater
Executive Vice President,
 Chief Operating Officer and Secretary
LAB HOLDINGS, INC.
5000 W. 95th Street, Suite 260
Shawnee Mission, Kansas  66207


Re:  Line of Credit


Dear Mr. Fitzwater:

I am pleased to advise you that the Senior Loan Committee of Commerce Bank, N.A. ("Bank") has approved an unsecured line of credit in the maximum principal amount of $15,000,000 ("Line of Credit") to Lab Holdings, Inc. ("Company"). Additional terms for the Line of Credit (which shall survive the execution and delivery of the Line of Credit Note [hereinafter described] and shall not merge therewith) are as follows:

PURPOSE: The proceeds of the Line of Credit shall be used by Company to finance the day to day operations of its subsidiary, LabOne, Inc. ("LabOne") and to finance Company's repurchase of LabOne stock.

INTEREST: Each borrowing under the Line of Credit shall bear interest, at Company's option to be selected at the time of each borrowing, at either (i) a variable per annum rate equal to the Prime Rate, or (ii) a variable per annum rate equal to three-quarters of one percent (.75%) in excess of the "LIBOR Rate". For purposes hereof, (i) "Prime Rate" shall mean the per annum rate of interest established from time to time by Bank for its own internal convenience as its Prime Rate, which when used to compute the rate of interest hereunder shall change as of the date of any change in said Prime Rate; no representation is made that the Prime Rate is the best, lowest or favored rate of interest, and
(ii) "LIBOR Rate" shall mean the thirty-day London Interbank Offered Rate, as quoted in the Money Rates section of The Wall Street Journal, the Knight-Ridder News Service, or such


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Mr. Steven K. Fitzwater
May 12, 1999
Page 2

other news service used by Bank, on the business day immediately preceding the date of the applicable borrowing (or the business day immediately preceding the date of any adjustment date, as applicable); the LIBOR Rate, with respect to a particular borrowing, shall be subject to adjustment every thirty days based upon the then applicable LIBOR Rate. Interest on the Line of Credit shall be calculated on the actual number of days outstanding on the basis of a year consisting of 360 days and shall be payable monthly, in arrears.

REPAYMENT, MATURITY: Principal under the Line of Credit shall be due and payable in full on October 31, 2000; until such date, Company may borrow, repay and reborrow such sums as Company desires in its sole discretion (but not to exceed the maximum principal amount, at any time outstanding, of $15,000,000).

PROMISSORY NOTE: The Line of Credit shall be evidenced by a Line of Credit Note, dated the closing date of the Line of Credit, in form and substance acceptable to Bank.

COMMITMENT FEE: For the commitment of Bank contained herein, Company agrees to pay Bank a per annum commitment fee equal to one-tenth of one percent (.1%) of the average unused amount of the Line of Credit. Such fee shall be payable quarterly, in arrears. Company shall have the option, at any time, and from time to time, to irrevocably reduce the amount of Bank's commitment hereunder; provided, however, in any event Company shall pay to Bank a per annum commitment fee of at least $10,000.

TERM LOAN CONVERSION OPTIONS: Company shall have the option, from time to time, to request that the outstanding principal balance (or a portion thereof) under the Line of Credit be converted to a term loan (with a corresponding reduction in the amount of Bank's commitment under the Line of Credit), on terms and conditions satisfactory to Bank in its sole discretion.

REPRESENTATIONS: Company represents and warrants to Bank that the Company is a corporation existing and in good standing under the laws of the State of Missouri; that the Company has corporate power and authority to own its properties and to enter into this agreement, borrow monies from the Bank and perform its obligations hereunder, and that such entry, borrowing and performance has been authorized by all necessary corporate action and has received all necessary governmental approval (if any shall be required) and shall not contravene or conflict with any provision of law or of the charter or by-laws of the Company or of any agreement, law or order binding upon the Company; that all


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Mr. Steven K. Fitzwater
May 12, 1999
Page 3

financial statements delivered to the Bank on behalf of the Company accurately present the financial condition of the Company; that since the date of the last financial statements of the Company delivered to the Bank, no material adverse change in the business, assets, operations or prospects of the Company have occurred of which the Bank has not been advised either verbally or in writing; and that no litigation or other contingent liability exists which may have a material adverse effect on the business, assets, operations or prospects of the Company of which the Bank has not been advised in writing. Furthermore, Company represents and warrants that all software utilized in the conduct of Company's business will have appropriate capabilities and compatibility for operation to handle calendar dates falling on or after January 1, 2000, and all information pertaining to such calendar dates, in the same manner and with the same functionality as the software does respecting calendar dates falling on or before December 31, 1999. Additionally, Company represents and warrants that the data-related user interface functions, data-fields, and data-related program instructions and functions of the subject software include the indication of the century. The representations and warranties contained herein shall be deemed to be continuing while this commitment letter remains in effect and/or any sums are outstanding under the Line of Credit Note.

FINANCIAL INFORMATION: The Company shall deliver to the Bank the following information:

         (a) Within one hundred twenty-five (125) days after its fiscal year-end, the audited year-end financial statements of Company, in form acceptable to Bank and prepared by independent certified public accountants acceptable to Bank;

         (b) Within fifty (50) days after the end of each quarter, the balance sheets and profit and loss statements of Company dated as of the end of such quarter, certified by the Chief Financial Officer of Company;

         (c) Within one hundred twenty-five (125) days after its fiscal year-end, the audited year-end financial statements of LabOne, in form acceptable to Bank and prepared by independent certified public accountants acceptable to Bank;

         (d) Within fifty (50) days after the end of each quarter, the balance sheets and profit and loss statements of LabOne dated as of the end of such quarter, certified by the Chief Financial Officer of LabOne; and



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Mr. Steven K. Fitzwater
May 12, 1999
Page 4

         (e) From time to time, such additional information regarding the respective financial positions, conditions or businesses of Company and LabOne, as the Bank may reasonably request.

COVENANTS: For such period of time as this commitment letter remains in effect, or any indebtedness owing hereunder or under the Line of Credit Note remains unpaid, Company covenants and agrees:

         (a) Company shall permit Bank, and any person designated by Bank as its agent, to inspect and review any of Company's properties, assets, corporate books and financial records, and to discuss its affairs, finances and accounts with its principal officers and independent certified public accountants, all at such reasonable times and as often as Bank may reasonably request;

         (b) Company shall: pay and discharge prior to delinquency all debts, accounts, liabilities, assessments, and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties (provided, however, Company shall not be required to pay any taxes, assessments or governmental charges being diligently contested by it in good faith by appropriate legal proceedings); do all things necessary to preserve and keep in full force and effect its corporate existence, rights, franchises and privileges; and comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, any governmental authority, the noncompliance with which could materially adversely affect its business or credit;

         (c) Company shall notify Bank in writing of any default hereunder, or under any indenture, agreement, contract or other instrument to which it is a party or by which it is bound, or of any acceleration of maturity of any indebtedness owing by it, and shall take all such steps as are necessary or appropriate to promptly remedy any such default;

         (d) Except with respect to a merger involving LabOne, Company shall not merge or consolidate with another entity or sell all or substantially all of its assets to any person, firm or corporation; and

         (e) There shall be no material adverse change in the financial condition of Company or the nature of its business.


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Mr. Steven K. Fitzwater
May 12, 1999
Page 5

EVENTS OF DEFAULT: Upon the occurrence of any of the following events of default: failure of Company to comply with any of the provisions contained in this commitment letter or in any other agreement between Company and Bank; any event under any other agreement to which Company is a party which allows Bank or any other party to declare any indebtedness owing by Company due and payable in full; or dissolution, termination of existence, insolvency, appointment of a receiver of any part of the property of, an assignment for the benefit of creditors, or the commencement of any proceedings under bankruptcy of insolvency laws by or against Company; then or at any time thereafter, all obligations of Company owing to Bank, shall immediately become due and payable without notice or demand. Unless prohibited by law, Company will pay on demand all costs of collection, legal expenses and attorneys' fees incurred or paid in collecting and/or enforcing this commitment letter and/or the Line of Credit. Furthermore, Bank reserves the right to offset without notice all funds held by Bank against matured debts owing to Bank by Company.

MISCELLANEOUS:

         (a) This commitment letter shall be governed by, and construed in accordance with, the laws of the State of Missouri.

         (b) ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT, INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT, ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWER) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

         BY SIGNING BELOW, YOU AND WE AGREE THAT THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN US.

If the terms and conditions contained in this commitment letter are satisfactory to you, please sign and return the enclosed duplicate of this commitment letter. Upon the Bank's receipt of the signed duplicate, this commitment letter shall become the controlling agreement, with respect to the Line of Credit, between Commerce Bank, N.A. and Lab Holdings, Inc. If not accepted and returned to Bank by May 31, 1999 (or such later date as Bank shall agree upon in writing), this commitment shall automatically expire.



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Mr. Steven K. Fitzwater
May 12, 1999
Page 6

If you have any questions regarding this commitment letter or any matters relating to this financing, please do not hesitate to call me. Commerce Bank sincerely appreciates this opportunity and looks forward to continuing its relationship with Lab Holdings, Inc.

Sincerely,



s/Pam Hill
Pamela T. Hill
Vice President

cc:      Mr. Robert D. Thompson
         Executive Vice President
          and Chief Operating Officer
         LabOne, Inc.


Acknowledged and accepted this 14 day of May, 1999.


LAB HOLDINGS, INC.



By:s/Steven K. Fitzwater
   Steven K. Fitzwater

Title: EVP, COO, CFO & Secretary





















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                               LINE OF CREDIT NOTE


$15,000,000                                              May 14 , 1999
Maximum Amount and Interest                              Kansas City, Missouri


         FOR VALUE RECEIVED, the undersigned, LAB HOLDINGS, INC. ("Company"), a Missouri corporation, hereby promises to pay to the order of COMMERCE BANK, N.A. ("Bank") the principal sum of the lesser of (a) FIFTEEN MILLION DOLLARS ($15,000,000) and (b) the aggregate unpaid principal amount of all advances made by the Bank to Company pursuant to the Letter Agreement, dated May 12, 1999, between the Bank and Company. Principal under this Line of Credit Note shall be due and payable in full on October 31, 2000; until such date, Company may borrow, repay and reborrow such sums as Company desires in its sole discretion (but not to exceed the maximum principal amount, at any time outstanding, of $15,000,000). Company agrees to pay interest on the unpaid principal amount hereof from time to time from the date hereof until such amount shall become due and payable (whether at the stated maturity, by acceleration or otherwise) at the interest rate determined in accordance with the terms of the Letter Agreement. Interest shall be payable monthly, in arrears, and upon the due date and payment (including prepayment) in full of the unpaid principal amount hereof. The principal balance of this Line of Credit Note shall bear interest after maturity, whether by acceleration or otherwise, at the per annum rate of three percent (3%) in excess of the Prime Rate (as defined in the Letter Agreement), but not to exceed the maximum rate allowed by law; and if not paid monthly, such interest shall be compounded monthly. Both principal and interest shall be payable in lawful money of the United States of America to Bank at its office at 1000 Walnut Street, Kansas City, Missouri 64106, in immediately available funds.

         Bank is authorized to endorse on the schedule annexed hereto and made a part hereof, or on a continuation thereof, or to otherwise record in a manner satisfactory to the Bank, appropriate notations evidencing the date and amount of each advance, the interest rate(s) with respect thereto, and the date and amount of each payment, which endorsement or recording shall constitute prima facie evidence of the accuracy of the


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information endorsed or recorded;  provided,  however,  that the failure to make such notations or recordings shall not affect the obligations of Company under this Line of Credit Note or the Letter Agreement or affect the validity of any payment with respect thereto.

         If any payment under this Line of Credit Note shall become due and payable on a day which is not a business day of Bank, payment shall be made on the next succeeding business day and, with respect to payments of principal, interest shall be payable thereon at the applicable rate during such extension.

         Unless prohibited by law, Company will pay on demand all reasonable costs of collection, legal expenses and attorneys' fees incurred or paid in collecting and/or enforcing this Line of Credit Note. Furthermore, Bank reserves the right to offset without notice all funds of Company held by Bank against matured debts owing to Bank by Company.

         All without notice and without affecting its liability to Bank, each guarantor, endorser or accommodation maker: (1) waives presentment, protest, demand, notice of dishonor or default, and consents to the release of any party or parties directly or indirectly liable for payment hereof or the release, subordination or substitution of any collateral securing this obligation; and
(2) consents to any and all amendments and modifications (including changes in interest rate).

         This Line of Credit Note is the "Line of Credit Note" issued pursuant to the provisions of the Letter Agreement, to which Letter Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions under which this Line of Credit Note may be prepaid or its maturity accelerated. Reference is hereby made to such Letter Agreement for additional duties and obligations to be performed by Company, and for additional rights and interests in favor of Bank.

         This Line of Credit Note shall be governed by, and construed in accordance with, the laws of the State of Missouri.





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         IN WITNESS WHEREOF, Company has duly caused this Line of Credit Note to be executed and delivered at the place specified above and as of the date first written above.

                                               LAB HOLDINGS, INC.



                                               s/Steven K. Fitzwater
                                               By: Steven K. Fitzwater
                                               Title: EVP, COO, CFO & Secretary

































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